Exhibit 99

The Allstate Corporation

Capital Support Commitment

Whereas, The Allstate Corporation (Allcorp) wishes to maintain its capital flexibility with respect to allocation of its significant capital and liquidity resources among its subsidiaries, including Allstate Insurance Company (AIC) and Kennett Capital, Inc. (Kennett), each of which itself has significant capital and liquidity resources;

Whereas, management believes that AIC has substantial capital, liquidity and earnings potential to meet its obligations, fund its planned growth and continue to provide dividends to Allcorp (as AIC’s Board determines to be appropriate, subject to applicable regulatory limitations);

Whereas, notwithstanding AIC’s capital strength, liquidity resources and earnings potential, Allcorp wishes to demonstrate, in those situations set forth below, its willingness to use a portion of its assets, including its investments in Kennett, to provide additional capital resources to AIC;

Therefore, in order to accomplish these purposes, Allcorp commits as follows:

1.     To the extent that AIC’s P/C Statutory Surplus as of a Reporting Date indicated below is less than the amount set forth as Required Surplus for that Reporting Date in the following schedule, Allcorp will provide capital to AIC, in the form of surplus notes or contributed surplus, in an amount equal to the lesser of (i) the Available Commitment as of that Date or (ii) the amount by which P/C Statutory Surplus is less than Required Surplus:

Reporting Date	Required Surplus	Available Commitment
December 31, 2005	$10,700,000,000	$2,400,000,000
March 31, 2006	$11,000,000,000	$2,100,000,000
June 30, 2006	$12,000,000,000	$1,100,000,000
September 30, 2006	$12,500,000,000	$600,000,000
December 31, 2006	$12,900,000,000	$200,000,000

2.     To provide assets to support this Commitment, Allcorp will hold, and/or cause its subsidiary Kennett Capital, Inc. (Kennett) to hold and to make available to Allcorp as Allcorp may request to meet Allcorp’s obligations under this Commitment, investments with a market value of no less than the amounts shown above as the relevant Available Commitment.

3.     For purposes of this Commitment:

a.     P/C Statutory Surplus is the amount shown on page 3, line 35 of the relevant AIC annual or quarterly statutory statement minus, for the December 31, 2005 and December 31, 2006 Reporting Dates, the amount shown on Schedule D, Part 6, Section 1, Column 8 of the respective AIC annual statutory statement as the common stock of Allstate Life Insurance Company (or the equivalent amount as of the relevant quarterly Reporting Date).

b.     Any Kennett holdings of surplus notes issued by affiliates of Kennett shall not be considered as investments held to support the Available Commitment

c.     Allcorp will provide AIC with any capital that is required to fulfill Allcorp’s obligations under this Commitment no later than 5 business days after the filing of the relevant AIC statutory statement with the Illinois Department of Insurance.

4.     Allcorp’s obligations under this Commitment will terminate at the earlier of (a) the first Reporting Date at which AIC’s P/C Statutory Surplus is greater than $13,100,000,000 or (b) at such time as Allcorp has provided AIC with $2,400,000,000 pursuant to this Commitment, or if not sooner, then on March 15, 2007.  No further contributions will be required after such termination.

THE ALLSTATE CORPORATION

By:

November 8, 2005